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                                                                  EXHIBIT 10.24


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                              CONCORD CAMERA CORP.
                  FLEXIBLE PERQUISITE SPENDING ACCOUNT PROGRAM
                             FOR CORPORATE OFFICERS

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1.       PURPOSE

The Flexible Perquisite Spending Account Program for Corporate Officers (the "Program") of Concord Camera Corp. (the "Company") has been designed to offer executive benefits that consider an executive officer's personal needs by providing "choice" in selecting perquisites. The Program enables designated Corporate Officers (as defined herein) to avail themselves of those perquisites most suitable to his/her individual needs utilizing a Flexible Perquisite Spending Account (the "Account").

2.       EFFECTIVE DATE

The Program is first effective for fiscal year 2002 (July 1, 2001 through June 29, 2002 inclusive) and shall continue thereafter for each consecutive fiscal year until terminated.

3.       PARTICIPATION

Unless otherwise determined by the Board of Directors of the Company (the "Board") or the Compensation Committee of the Board (the "Committee"), Ira B. Lampert, the Chief Executive Officer, and Keith L. Lampert, the Chief Operating Officer, shall automatically participate in the Program irrespective of any subsequent changes to their titles and/or changes in the office(s) they hold with the Company, but only for so long as they continue to be Corporate Officers (as defined below in this Section 3). Within 180 days after the commencement of each fiscal year, after taking into consideration the Chief Executive Officer's recommendation regarding which Corporate Officers should be entitled to participate in the Program for the fiscal year, the Committee, in its sole discretion, shall designate the additional Corporate Officers who may participate in the Program for such fiscal year.

"Corporate Officer" shall mean an officer who has been designated by the Board as an "executive officer" of the Company and as an "officer" for purposes of
Section 16 of the Securities Exchange Act of 1934, as amended.

4.       FLEXIBLE QUALIFYING PERQUISITE SPENDING ACCOUNT

An Account of $10,000 will be established on behalf of each participating executive for each fiscal year. The participating executive may use the Account for certain perquisites described in Section 5 and Appendix A ("Qualifying Perquisites"). The Account operates on a fiscal year cash basis, and any unused amounts in the account at the end of the fiscal year will be forfeited. Unused amounts are not available in cash nor are they available for carry-over to the next fiscal year (i.e., the Account operates on a "use it or lose it" basis). However, any expenses incurred during the fiscal year for Qualifying Perquisites and not fully reimbursed by the end of the fiscal year will be promptly reimbursed in the next fiscal year and debited against the Account for the prior fiscal year. If, in the event, Qualifying Perquisite expenses are not fully reimbursed by the end of the fiscal year and these expenses exceed the $10,000 limit, no more than $10,000 of the amount exceeding the $10,000 limit will be reimbursed in the next fiscal year and debited against the participating executive's Account for the next fiscal year; provided, however, that the participating executive must continue to be a participating executive at the time such reimbursement is to be made. Qualifying Perquisite expenses exceeding the $10,000 per fiscal year limit may not, under any circumstances, be carried over beyond the fiscal year immediately following the one in which they were incurred.

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5.       QUALIFYING PERQUISITES

Appendix A contains a list of Qualifying Perquisites for which each participating executive will receive reimbursement from their Account. A brief description of the Qualifying Perquisites and their anticipated tax treatment are also included. As a general matter, reimbursements for Qualifying Perquisites will be treated as income to the participating executive unless otherwise noted, and the Company will not reimburse the participating executive for the taxes associated with such imputed income. If, however, the Qualifying Perquisite is either fully or partially related to the participating executive's performance of business for the Company, the portion of the cost of the Qualifying Perquisite related to such business use generally will not be imputed as taxable income to the executive, as summarized in Appendix A. In order to exclude such amounts from income, however, the executive must submit additional documentation with respect to such items as detailed in Appendix A.

APPENDIX A GENERALLY DESCRIBES THE PRINCIPAL FEDERAL (BUT NOT STATE OR LOCAL) INCOME TAX consequences of the receipt of perquisites under the Program. HOWEVER, THIS SUMMARY IS general in nature and not intended to cover all tax consequences that may apply to a particular executive. Each participating executive should consult with his or her own tax professional to ascertain their specific tax situation with respect to benefits received under the Program.

6.       SUBMISSION OF QUALIFYING PERQUISITE EXPENSES FOR REIMBURSEMENT

In order to receive reimbursement from his or her Account for a Qualifying Perquisite, the participating executive must submit the documents and information specified in Appendix A, as appropriate, to his or her immediate direct report for approval within 90 days of incurring the Qualifying Perquisite expense. Reimbursement claims for all Qualifying Perquisite expenses incurred during the fiscal year must be submitted within 90 days of the end of such fiscal year in order to be eligible for reimbursement under the Program.

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7.       REIMBURSEMENT PAYMENTS

Reimbursements will not be made to the executive for any amount exceeding $10,000 in any fiscal year. Within two (2) weeks after the executive submits an expense report for a Qualifying Perquisite expense(s) which has been approved by his or her direct report, the Company will make payment to and reimburse the executive, at which time the executive's Account will be debited for such amount, provided, however, that to the extent that the total of an executive's Qualifying Perquisite expenses for a fiscal year exceeds $10,000, payment and/or reimbursement for the carried-over expense amount shall be made within two (2) weeks of the commencement of the next fiscal year and debited to the executive's Account for the next fiscal year; provided, however, that the participating executive must continue to be a participating executive at the time such reimbursement is to be made.

8.       TERMINATION OF EMPLOYMENT

If a participating executive's employment is terminated for any reason (or for no reason), the Company will make payment to or reimburse the executive (or the executive's legal representative or estate, as appropriate) for only those Qualifying Perquisite expenses incurred prior to the effective date of the executive's termination of employment. Within sixty (60) days of the executive's termination of employment with the Company, the executive will submit to the Company an expense report for any unpaid Qualifying Perquisite expenses, subject to the requirements of Sections 4, 5, 6 and 7 above.

9.       MISCELLANEOUS

The Program does not create or give any contractual rights to any employee, nor is it evidence of any contract or covenant of employment. The Company reserves the right to modify, revoke, suspend or change the Program at any time and from time to time, in its sole discretion.

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